Exhibit 99.3

December 16, 2005

Dear David,

                As you are aware, you are employed at will and are subject to termination by Union Biometrica Inc. at any time for any reason. Nevertheless, in light of present circumstances, Union Biometrica would like to provide you with certain protections which would take effect should Union Biometrica undergo what is called a “Change of Control.”  “Change of Control” means either of the following:

                (a)           a sale of Union Biometrica’s securities by its parent company, Harvard Bioscience (“HBIO”), in other than a merger, consolidation or similar transaction of HBIO or

                (b)           a sale of the assets of Union Biometrica.

                In the event of a Change of Control of Union Biometrica, the company will be obligated to provide you with six months notice of any termination of your employment without cause which occurs within twelve months of the effective date of the Change of Control.  In addition, Union Biometrica will require that any successor company be bound by that obligation.

Additionally, all unvested options you have been granted by HBIO will accelerate and become vested immediately upon Change of Control of Union Biometrica..

Obviously, in order to receive these benefits, you must be employed by Union Biometrica at the time of any Change of Control.  And, in order to receive the above additional notice period and benefits, you will be required to sign a general release of all claims concerning employment, as is typical in employment arrangements such as this.

                Please sign below as an acknowledgment of the above revision to your employment at will agreement with Union Biometrica.   All other terms and conditions of your employment with the company remain unchanged.

Sincerely,

/s/ Chane Graziano	/s/ David Strack
Chane Graziano, Director	David Strack, President
Union Biometrica, Inc.	Union Biometrica, Inc.